UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
 (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION
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 the Securities Exchange Act of 1934
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ORCHID ISLAND CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3305 Flamingo Drive
 Vero Beach, Florida 32963
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON JUNE 19, 2018
Dear Stockholder:

The 2018 Annual Meeting of Stockholders of Orchid Island Capital, Inc., a Maryland corporation, will be held at our principal executive office, located at 3305 Flamingo Drive, Vero Beach, Florida on June 19, 2018, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect six directors, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 10, 2018 as the record date for the annual meeting. Only holders of record of our common stock, $0.01 par value per share, as of that date are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting.

Your vote is very important. If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote as soon as possible after you receive these proxy materials, even if you plan on attending the annual meeting. These materials explain how to vote via mail, phone or Internet.

Admission to the annual meeting will be by admission ticket only. If you are a stockholder of record and plan to attend, tear off the admission ticket from the top half of your proxy card and bring it and a photo ID with you so that you may gain admission to the meeting. If your shares are held through a broker, please contact your broker and request that the broker obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the annual meeting.

By Order of the Board of Directors,
Robert E. Cauley
Chairman of the Board and CEO

Vero Beach, Florida
April 20, 2018

TABLE OF CONTENTS

PROXY STATEMENT	1
GENERAL INFORMATION ABOUT VOTING	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
NOMINEES FOR DIRECTOR	4
CORPORATE GOVERNANCE	7
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	13
COMPENSATION OF DIRECTORS	13
PROPOSAL 2: TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
PRE-APPROVAL POLICIES AND PROCEDURES OF OUR AUDIT COMMITTEE	14
FEE DISCLOSURE	14
AUDIT COMMITTEE REPORT	16
EXECUTIVE OFFICERS	17
COMPENSATION DISCUSSION AND ANALYSIS	18
COMPENSATION COMMITTEE REPORT	27
COMPENSATION COMMITTEE REPORT	28
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
CODE OF BUSINESS CONDUCT AND ETHICS	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
STOCKHOLDER COMMUNICATIONS	33
PROPOSALS OF STOCKHOLDERS	33
"HOUSEHOLDING" OF PROXY STATEMENT AND ANNUAL REPORT	33
2017 ANNUAL REPORT	34
OTHER MATTERS	34
ADJOURNMENTS	34

ORCHID ISLAND CAPITAL, INC.
3305 Flamingo Drive
Vero Beach, Florida 32963
 (772) 231-1400

PROXY STATEMENT

          ANNUAL MEETING OF STOCKHOLDERS
       TO BE HELD ON JUNE 19, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Orchid Island Capital, Inc., a Maryland corporation, for use at our 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 19, 2018, at 8:00 a.m. Eastern Time at the principal executive office of Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments or postponements to the meeting. Unless the context requires otherwise, references in this proxy statement to "ORC," "our company," "we," "us" and the "Company" refer to Orchid Island Capital, Inc.

This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2017 (our "2017 Annual Report"), are first being sent to our common stockholders on or about April 20, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2018:

This proxy statement and our 2017 Annual Report are available on the Internet at www.orchidislandcapital.com. On this website, you will be able to access this proxy statement, our 2017 Annual Report, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

At the Annual Meeting, action will be taken to:

(i)	elect six directors, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified; and
(ii)	ratify the appointment of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

At the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

 Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board. We will bear the expense of soliciting proxies for the Annual Meeting, including the mailing cost. In addition to solicitation by mail, our officers or an agent of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding our proxy materials to beneficial owners of our common stock.

 Voting Securities

The Board of Directors has fixed the close of business on April 10, 2018 as the record date (the "Record Date") for determining the holders of our common stock entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, there were 53,095,014 shares of our common stock outstanding. Only common stockholders of record on the Record Date are entitled to vote at the Annual Meeting, and such stockholders will be entitled to one vote for each share of our common stock held, which may be given in person or by proxy duly authorized in writing, by telephone or by Internet.

 Voting

If you hold shares of our common stock in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

By Telephone or the Internet: Common stockholders can vote their shares via telephone or the Internet as instructed in the proxy card.

By Mail: A common stockholder may elect to vote by mail and should complete, sign and date the proxy card and mail it in the pre-addressed envelope that accompanies the delivery of the proxy card. For common stockholders of record, proxy cards submitted by mail must be received by the date and time of the Annual Meeting. For common stockholders that hold their shares through an intermediary, such as a broker, bank or other nominee, the voting instruction form submitted by mail must be mailed by the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person: Shares of common stock held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a "legal" proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring that "legal" proxy to the meeting.

 Quorum

A quorum will be present at the Annual Meeting if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be postponed or adjourned until a quorum has been obtained. Because there were 53,095,114 eligible votes as of the Record Date, we will need at least 26,547,507 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

 Abstentions and "Broker Non-Votes"

A "broker non-vote" occurs when a broker, bank or other nominee holding shares of common stock on your behalf votes the shares on some matters but not others because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

Under the rules of the New York Stock Exchange (the "NYSE"), brokerage firms may have the discretionary authority to vote their customers' shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm. The uncontested election of directors is not considered a "routine" matter, and therefore brokers holding shares beneficially owned by their clients do not have the ability to cast votes, unless the brokers have received instructions from the beneficial owners of the shares. As a result, it is important that you provide instructions to your broker so that your shares will be counted in that matter.

 Vote Required to Approve an Item of Business

Election of Directors (Proposal 1). The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of directors. Plurality means that each of the six nominees for director receiving the greatest number of "for" votes from our shares entitled to vote will be elected. For purposes of Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Ratification of Appointment of BDO (Proposal 2). The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2018. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

 Right to Revoke Proxy

You have the right to revoke your proxy at any time before the Annual Meeting. If you are a holder of record, you may contact our corporate secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to authorize a new proxy and revoke your old proxy, even if you previously mailed in a proxy card. The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail, will count as your vote. Please note that if you submit a later proxy authorization by mail, your reauthorization will not be effective unless it is received by our corporate secretary prior to the start of the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute revocation of a previously submitted, properly completed proxy. If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our corporate charter, holders of our common stock elect each of the members of the Board of Directors annually. The Board has set six directors as the number to be elected at the Annual Meeting and has nominated the individuals named below. All nominees are currently directors of the Company and have been previously elected by our stockholders, except for Paula Morabito, who was appointed by the Board of Directors in December 2017 to fill a vacancy on the Board. Each nominee has been nominated by the Nominating and Corporate Governance Committee of the Board of Directors, in accordance with our bylaws, to stand for election or re-election at the Annual Meeting and to hold office until our annual meeting to be held in 2019 and until his or her successor is duly elected and qualified. It is expected that each of the nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. A common stockholder using the enclosed form of proxy can vote for or against any or all of the nominees or may abstain from voting for any or all of the nominees.

We believe that all of our director nominees possess the personal and professional qualifications necessary to serve as a member of our Board of Directors. Our directors have been evaluated by the Nominating and Corporate Governance Committee pursuant to the guidelines described below under "Nominating and Corporate Governance Committee," and the determination was made that each of them fulfills and exceeds the qualities that we look for in members of our Board of Directors. Messrs. Cauley and Haas are affiliates of Bimini Advisors, LLC, which is the Company's manager (the "Manager"). The Board has determined that each of our director nominees, other than Messrs. Cauley and Haas, is an independent director as discussed below under "Director Independence."

The information set forth below is current as of April 20, 2018 with respect to each nominee for election at the Annual Meeting. The business address of each nominee is Orchid Island Capital, Inc., 3305 Flamingo Dr., Vero Beach, Florida 32963. We have highlighted specific attributes for each Board member below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
 THE ELECTION OF ALL DIRECTOR NOMINEES.

NOMINEES FOR DIRECTOR
ROBERT E. CAULEY, CFA
Chairman, President and Chief Executive Officer
Director since August 2010
Age 59

Mr. Cauley has been our Chairman, President and Chief Executive Officer since August 2010 and is the President, Chairman and Chief Executive Officer of our Manager. Mr. Cauley co-founded Bimini Capital Management, Inc. ("Bimini") in 2003 and has served as its Chief Executive Officer and Chairman of the Board of Directors since April 2008. He served as Vice-Chairman, Chief Financial Officer and Chief Investment Officer prior to April 2008. Prior to co-founding Bimini in 2003, Mr. Cauley was a vice-president and portfolio manager at Federated Investors in Pittsburgh from 1996 to 2003. Prior to 1996, Mr. Cauley was a member of the ABS/MBS structuring desk at Lehman Brothers from 1994 to 1996 and a credit analyst at Barclays Bank, PLC from 1992 to 1994. Mr. Cauley is a CPA (inactive status) and served in the United States Marine Corps for four years. We believe that Mr. Cauley should continue to serve as a member of our Board of Directors due to his experience managing a publicly-traded real estate investment trust ("REIT") and his career as a residential mortgage-backed securities ("RMBS") portfolio manager.

GEORGE H. HAAS, IV
Chief Financial Officer and Chief Investment Officer
Director since August 2010
Age 41

Mr. Haas has been our Chief Financial Officer and Chief Investment Officer since August 2010 and has served on our Board of Directors since August 2010. Mr. Haas is the Chief Investment Officer and Chief Financial Officer of our Manager. Mr. Haas has been the President, Chief Investment Officer and Chief Financial Officer of Bimini since April 2008. Prior to assuming those roles with Bimini, he was Bimini's Senior Vice President and Head of Research and Trading. Mr. Haas joined Bimini in May 2004 as Vice President and Head of Mortgage Research. He has over 13 years of experience in this industry and has managed trading operations for the portfolio since his arrival in May 2004. Mr. Haas has approximately ten years of experience as a member of senior management of a publicly-traded REIT. He has also been a member of the Board of Managers of Royal Palm Capital, LLC since 2007. Prior to joining Bimini, Mr. Haas worked in the mortgage industry as a member of a team responsible for hedging a servicing portfolio at both National City Mortgage and Homeside Lending, Inc. We believe that Mr. Haas should continue to serve as a member of our Board of Directors due to his experience as the Chief Financial Officer of a publicly-traded REIT and his experience in the mortgage industry.

W COLEMAN BITTING
Director since February 2013
Age 52

Mr. Bitting has maintained a private consulting practice focused on REITs since July 2007. Mr. Bitting was a Founding Partner and Head of Corporate Finance at Flagstone Securities ("Flagstone"), a leading investment bank that specialized in mortgage REITs and finance companies, from 2000 to February 2007. Flagstone managed more than 40 equity offerings raising more than $5 billion of equity capital. Flagstone helped clients build investment and liability management practices. Prior to Flagstone, Mr. Bitting held senior equity research positions at Stifel, Nicholas & Co. Inc. and Kidder, Peabody & Co., Inc. Due to his significant capital markets experience and experience analyzing and advising REITs, we believe Mr. Bitting should continue to serve as a member of our Board of Directors.

FRANK P. FILIPPS
Director since February 2013
Age 70

From 2005 to July 2008, Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, leading it through its initial public offering and listing on the Nasdaq, as well as its subsequent sale. Prior to that, Mr. Filipps was employed by the Radian Group, Inc., spending two years as Senior Vice President and Chief Financial Officer, one year as Executive Vice President and Chief Operating Officer and 10 years as Chairman and Chief Executive Officer. In his time with the Radian Group, Inc., Mr. Filipps led the company through its initial public offering and listing on the NYSE. Prior to his tenure with the Radian Group, Inc., Mr. Filipps spent 17 years with American International Group, Inc. ("AIG") (NYSE: AIG), where he held multiple Vice President-level positions and was the President, Chief Executive Officer and founder of AIG Capital Corporation, the first non-insurance financial company within AIG, which focused on interest rate swaps, foreign exchange and equity arbitrage and leveraged buyout bridge financing. Mr. Filipps has served as a director and the chair of the audit committee of Impac Mortgage Holdings, Inc. (NYSE Amex: IMH) since 1995, as a director of Primus Guaranty, Ltd. (NYSE: PRSG) from 2002 through 2014 and as chair of its compensation committee from 2002 to 2006 and its nominating and corporate governance committee from 2007 to 2011. Mr. Filipps has also served as a director of Sutherland Asset Management Corp. since 2014. He has also served as a director and chairman of the governance committee of Fortegra Financial Corp. (NYSE: FRF) from 2010 through 2014 and as chair of its nominating and governance committee from 2010 to 2011 and its compensation committee since 2012. Due to his financial and business expertise, diversified management background, extensive experience with real estate-related and mortgage services companies, and experience as a director of other public companies, we believe Mr. Filipps should continue to serve as a member of our Board of Directors.

AVA L. PARKER
Director since February 2013
Age 55

In 2015, Ms. Parker was appointed as the 5th President of Palm Beach State College. Palm Beach State serves over 48,000 students annually and offers Bachelors and Associates degrees, and awards technical certificates. Prior to her appointment to Palm Beach State College, she served as the Executive Vice President and Chief Operating Officer of Florida Polytechnic University from 2012-2015. From 2001-2015, Ms. Parker was a partner in the law firm of Lawrence & Parker, PA, where she served as bond counsel and underwriter's counsel in connection with municipal finance transactions as well as assisted for-profit and not-for-profit clients with corporate organization, development and interpretation of contracts and litigation issues. From 2002-2015, Ms. Parker also served as the President of Linking Solutions, Inc., which provided training, technical support and program management services in the public and private sectors. In 2006, Ms. Parker was appointed to the Jacksonville Transportation Authority Board of Directors, where she previously served as a Board Member and Chairman. Ms. Parker also served as a Board Member and Chair of the State of Florida Board of Governors of the State University System. Due to her experience as an executive, her leadership on several private, state and municipal boards, and her experience with complex financial transactions and corporate counseling, we believe Ms. Parker should continue to serve as a member of our Board of Directors.

PAULA MORABITO
Director since December 2017
Age 62

Ms. Morabito was an audit partner at Ernst & Young, LLP, where she served as a Real Estate, Hospitality and Construction Leader of the Southeast Region, a position she held from 2007 through her retirement in 2016. Ms. Morabito had been with Ernst & Young, LLP for over 25 years and held various leadership positions in the organization, serving on both the Southeast Region Assurance Operating Committee and the Real Estate Operating Committee during her tenure. Ms. Morabito currently serves as a consultant with Morabito Consulting LLC. Ms. Morabito was brought to the board's attention as a director nominee by the Company's executive officers. Ms. Morabito brings insight from over 33 years of experience and leadership in the accounting and real estate finance industry, which strengthens the Board of Director's collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including corporate governance guidelines, a code of business conduct and ethics, a code of ethics for senior financial officers, a whistleblower policy and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These written policies can be found on our website at www.orchidislandcapital.com.

We have adopted several corporate governance improvements since the 2017 annual meeting of stockholders, including the following (as described in more detail below):

•
Compensation "Clawback" Policy. Incentive compensation paid to named executive officers whose actions cause, or contribute to, a restatement of the Company's reported financial or operating results is subject to recoupment via the Company's compensation "clawback" policy.

•	Minimum Stock Ownership Guidelines. We recently adopted robust stock ownership and retention policies for our directors and executive officers.
•	Policy Prohibiting Pledging and Hedging. Directors and executive officers are prohibited from engaging in short-selling, pledging, or hedging transactions in the Company's securities.

 Board of Directors Composition

Our business and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our chairman, CEO and other officers, by reviewing materials provided to them, and participating in regular meetings of our Board of Directors and its committees. The Board of Directors is currently comprised of six directors, all of whom stand for election annually. The Board of Directors is elected by our stockholders to oversee management of the Company.

During the year ended December 31, 2017, our Board of Directors held 17 meetings. Each director standing for election attended more than 75 percent of the meetings of our Board of Directors and committees on which he or she served that were held during the period for which such person was a director. Directors are expected to attend all meetings of the Board, meetings of committees on which they serve, and annual meetings of stockholders. All of our directors who were directors at the time of the 2017 annual meeting attended the 2017 annual meeting in person, and all of our directors are expected to attend the Annual Meeting in person this year.

 Director Independence

The NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our Board affirmatively determine that each of our directors has no material relationship with us that would impair their independence. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors affirmatively determined that four of our current directors are independent directors under the NYSE Listed Company Manual based upon the fact that they did not have any material relationships with us other than as directors and holders of our common stock. Our current independent directors are W Coleman Bitting, Frank P. Filipps, Paula Morabito and Ava L. Parker. John B. Van Heuvelen was an independent member of our Board of Directors from 2011 until his passing in May 2017. Robert E. Cauley and George H. Haas, IV are not considered independent because they are employees of Bimini, which is the sole member of our Manager. Therefore, our Board of Directors is comprised of a majority of independent directors.

 Board Meetings and Committees

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each Board committee is available on the Corporate Governance section of our website at www.orchidislandcapital.com and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

The following table reflects the composition of each of the Board of Director's standing committees as of April 20, 2018 and the number of meetings held during 2017. Ms. Morabito will be appointed to one or more committees following the Annual Meeting.

	Audit	Compensation	Nominating and Corporate Governance
W Coleman Bitting
Frank P. Filipps
Paula Morabito	-	-	-
Ava L. Parker
Number of Meetings	8	5	5

Chair of Committee
Member of Committee

 Audit Committee

Mr. Filipps chairs our Audit Committee. The Board of Directors has determined that each of Mr. Filipps and Ms. Morabito qualifies as an "audit committee financial expert," as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Board of Directors has also determined that each of W Coleman Bitting, Frank P. Filipps and Ava L. Parker are independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the NYSE Listed Company Manual and our Corporate Governance Guidelines. The Audit Committee assists our Board of Directors in overseeing:

•	our accounting and financial reporting processes;
•	the integrity and audits of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications and independence of our independent registered public accounting firm; and
•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee's purpose and responsibilities are more fully set forth in the Audit Committee charter, which is available in the Corporate Governance section of our website.

 Compensation Committee

Mr. Bitting chairs our Compensation Committee. The Compensation Committee exercises all powers delegated to it by the Board of Directors in connection with compensation matters, which include reviewing our overall executive officer and director compensation structure, policies and programs, making determinations as to appropriate levels of executive officer compensation, administering the issuance of any equity awards under our 2012 Equity Incentive Plan (the "2012 Plan"), making recommendations to the Board of Directors with respect to the 2012 Plan and any other incentive compensation plans and equity-based plans and other compensation-related matters. Our Compensation Committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. The Compensation Committee's purpose and responsibilities are more fully set forth in the Compensation Committee charter, which is available in the Corporate Governance section of our website.

 Nominating and Corporate Governance Committee

Ms. Parker chairs the Nominating and Corporate Governance Committee, which is responsible for seeking, considering and recommending to our full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits the committee's selection criteria for director nominees to our Board of Directors for adoption. It reviews and makes recommendations on matters involving the general operation of our Board of Directors and our corporate governance, and annually recommends to our Board of Directors nominees for each committee of our Board of Directors. In addition, the committee annually facilitates the assessment of our Board of Directors' performance as a whole and of the individual directors and reports thereon to our Board of Directors.

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also will consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. The Nominating and Corporate Governance Committee identifies director candidates based on recommendations from directors, stockholders, management and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2017.

Our Nominating and Corporate Governance Committee charter provides that the committee will consider nominations for membership on our Board by our stockholders. The rules that must be followed for the committee to consider nominations are contained in the committee's charter and our bylaws and include the following:

(i)
the nominating stockholder must have owned, for at least six months prior to the date the nomination is submitted, shares of the Company's common stock or preferred stock, if any, entitled to vote for directors;

(ii)
the nomination must be received by the Committee pursuant to the Company's bylaws, which, among other things, requires notice to be provided at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for the proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and

(iii)
a detailed statement that includes the qualifications, as well as the written consent, of each nominated person must accompany each nomination submitted, as well as any information required by the Company's bylaws.

The Nominating and Corporate Governance Committee evaluates the effectiveness of the Board as a whole and of each individual director annually and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be "independent," as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity, but the Nominating and Corporate Governance Committee does consider certain types of diversity when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. One-third of our directors are women and are racially diverse.

The following list summarizes a number of the competencies currently represented by our director nominees that we believe are important to their oversight of our business and operations.

•	Leadership
•	Public Company Guidance
•	Mortgage-Backed Securities
•	Counterparty Risk Management
•	Regulatory Compliance
•	Finance Markets
•	Hedging Instruments
•	Capital Markets
•	Finance
•	Audit
•	Compensation
•	Governance
•	Investor Relations

The Nominating and Corporate Governance Committee's purpose and responsibilities are more fully set forth in the Nominating and Corporate Governance Committee charter, which is available in the Corporate Governance section of our website.

 Board of Directors Leadership Structure

The Board of Directors believes it should maintain flexibility to select the Chairman of the Board and the Chief Executive Officer based on criteria and qualifications that the Board deems to be in the best interests of the Company. At this time, the positions of Chairman of the Board and Chief Executive Officer are combined. Robert E. Cauley holds these positions and leads our Board of Directors meetings. The Board believes Mr. Cauley's extensive experience and knowledge regarding the Company's business positions him to provide the most effective and competent leadership of the Company and the Board. As a founding officer of the Company and a co-founder of our Manager, Mr. Cauley has the familiarity and expertise to best understand opportunities and risks facing the Company, and the Board believes that he is in the best position to lead both the Company and the Board.

The Board also recognizes the importance of strong independent leadership, and therefore also has a lead independent director, Frank P. Filipps. The duties and responsibilities of the lead independent director include the following:

•
Following consultation with the Chairman and Chief Executive Officer and other directors, providing input into and approving Board meeting agendas and schedules, assuring that there is sufficient time for discussion of all agenda items;

•
Calling special meetings or executive sessions of the Board and calling and presiding at executive sessions or meetings of non-management or independent directors and, as appropriate, providing feedback to the Chairman and Chief Executive Officer and otherwise serving as a liaison between the independent directors and the Chairman;

•	Working with committee chairs to ensure coordinated coverage of Board responsibilities;
•
Facilitating communication between the Board and senior management, including advising the Chairman and Chief Executive Officer of the Board's informational needs and approving the types and forms of information sent to the Board;

•	Serving as an additional point of contact for Board members and stockholders and being available for consultation and direct communication with major stockholders; and
•	Staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

Each of the Board of Director's standing committees are chaired by independent directors, and in that capacity, they are able to call meetings, set agendas and direct the attention of those committees on a wide range of corporate matters. Given the nature and scope of our current operations and our small management team, the Board of Directors believes that our current leadership structure and allocation of responsibilities is appropriate while maintaining strong independence.

 Board Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. The Audit Committee oversees management of financial risks and risks relating to potential conflicts of interest. The Compensation Committee is responsible for overseeing the management of risks relating to compensation arrangements. The Nominating and Corporate Governance Committee manages risks associated with the size, composition and independence of the Board of Directors. These committees provide reports periodically to the full Board of Directors. The oversight responsibility of the Board of Directors and its committees is supported by management reporting processes that are designed to provide visibility to the Board of Directors about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, compensation, cybersecurity, legal and compliance and other risks. The management reporting process includes regular reports from the Chief Executive Officer, which are provided with input from the senior management team.

Policy Prohibiting Pledging and Hedging

The Company adopted a Policy Prohibiting Pledging and Hedging in 2017, which applies to all officers and directors of the Company and provides that such individuals are prohibited from (i) making or maintaining any pledges of securities of the Company or otherwise holding securities of the Company in a margin account, or (ii) engaging in any hedging transactions with respect to securities of the Company.

Minimum Stock Ownership Guidelines

Each executive officer is required to retain an amount equal to at least 66% of the net shares received through the Company's stock incentive plans. "Net shares" are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and withholding taxes. There is no minimum time period required for executive officers to achieve the stock ownership guidelines.

Directors who are not also executive officers of the Company are required to hold shares of the Company's common stock or deferred stock units with a value equal to three times the amount of the annual cash retainer paid to directors. Directors are required to achieve the stock ownership guideline by January 10, 2023 (the fifth anniversary of the adoption of the stock ownership guidelines) or within five years of first appointment to the Board, whichever is later. Until the stock ownership guideline is achieved, each director is encouraged to retain 60% of net shares or deferred stock units received through the Company's stock incentive plans.

Incentive Compensation Recoupment Policy

Pursuant to its Incentive Compensation Recoupment Policy ("Clawback Policy"), in the event of a required restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws (a "Restatement"), the Compensation Committee has the right, as to each named executive officer of the Company (each, a "Covered Executive"), to cause the Company to require the reimbursement or forfeiture by such Covered Executive, to the extent permitted by applicable law, of up to an amount equal to the difference between (i) the Incentive Compensation (as defined below) paid to such Covered Executive based on the original financial information and (ii) the Incentive Compensation that would have been paid to such Covered Executive based on the information included in the Restatement, as determined by the Compensation Committee in its sole discretion.

For purposes of the Clawback Policy, "Incentive Compensation" means any cash, equity or equity-based compensation, payment or award granted under any of the Company's incentive compensation plans (including awards subject to service-based, performance-based or other conditions, or any combination of the foregoing) that is (i) granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure (which includes, without limitation, the Company's stock price or total stockholder return) and (ii) deemed to be received by the Covered Executive, in each case, during the fiscal period(s) affected or covered by the Restatement, including any fiscal period ending prior to December 13, 2017, the effective date of the Clawback Policy. For purposes of the Clawback Policy, Incentive Compensation is deemed to be received during the fiscal period in which the applicable financial reporting measure is attained, even if the payment or grant occurs later. Notwithstanding the foregoing, if the Compensation Committee determines that a Restatement is required, the Incentive Compensation that may be subject to recoupment under the Clawback Policy will be limited to Incentive Compensation received during the two completed fiscal years immediately preceding the date upon which the Compensation Committee makes such determination.

Cyber Security

Both our Manager and the Board of Directors place a high priority on maintaining security over our financial information that can be accessed via the internet. Our Manager's information technology team attempts to maintain a state-of-the-art cyber security system and stay up to date on the latest threats and counter measures available. Our Manager has had the information technology team make formal presentations to our Board of Directors from time to time so as to keep the board apprised of the level of cyber security that exists to protect our financial information and the latest threats that have emerged. Our Manager's information technology team attends continuing education seminars provided by leading security and software providers in the industry and receive timely alerts to any new viruses or cyber threats as they occur.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during 2017 an officer or employee of ours or any of our affiliates, nor is any member a former officer of ours or any of our affiliates. In addition, no executive officer of the Company currently serves as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as one of our directors.

COMPENSATION OF DIRECTORS

 2017 Compensation

Our non-employee director cash compensation for 2017 was as set forth in the table below.

Annual cash retainer	$ 70,000	(1)
Board and Committee Meeting Fee (in person attendance)	$ 1,500
Board and Committee Meeting Fee (telephonic attendance)	$ 1,000
Annual Equity Compensation	$ 45,000

(1)
The Chair of the Audit Committee received an additional annual cash retainer of $12,500, and the Chairs of the Compensation Committee and the Governance and Nominating Committee each received an additional annual cash retainer of $7,500.

The following table sets forth the compensation paid to non-employee directors during 2017:
Director Compensation*

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
W Coleman Bitting	$112,514	$44,986	$—	$157,500
Frank P. Filipps	116,348	44,986	—	161,334
Ava L. Parker	113,014	44,986	—	158,000
Paula Morabito	3,618	2,320	—	5,938
John B. Van Heuvelen(2)	42,779	17,056	—	59,835

*	Columns for "Non-Equity Incentive Plan Compensation," "Option Awards" and "Changes in Pension Value and Nonqualified Compensation Earnings" have been omitted because they were not applicable.
(1)
Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common stock on the date of grant, which is recognized as expense on a straight-line basis over the related requisite service period. A portion of this amount represents the grant date fair value of shares of common stock as part of the directors' annual retainer fees.

(2)	Mr. Van Heuvelen was the Company's lead independent director and the chairman of the Audit Committee until his passing in May 2017.

Additionally, each independent director receives reimbursement for travel and hotel expenses associated with attending such Board and committee meetings, as well as for his or her attendance at other meetings or events related to the Company. Non-employee directors may also be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to their Board services. These retainer fees are paid quarterly.

Compensation of our directors creates a linkage between the long-term equity-based compensation for non-employee directors and the preservation of stockholders' book value per share, and promotes equity accumulation and ownership by our directors. These factors promote significant alignment with the interests of our long-term stockholders and with the risk-management emphasis of our investment philosophy.

We granted shares of common stock to non-employee directors at the end of each quarter for a portion of their annual retainer. For each quarter of 2017, the cash value of each quarter's equity award is set at $11,250. The use of multiple grants during each calendar year emphasizes the continuity of risk-assessment and risk-management over time. Risk management efforts could otherwise be unduly influenced by the use of a one-day measure of book value over a longer period of time (e.g., 12 months).

Our Compensation Committee may, from time to time, grant equity awards in the form of options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards to our non-employee directors pursuant to the 2012 Plan. We expect these awards to be designed to align the interests of our non-employee directors with those of our stockholders by allowing recipients to share in the creation of value for our stockholders through stock appreciation and dividends. We expect these equity awards generally to be subject to vesting requirements over a number of years, which will promote the retention of non-employee directors. Further, such awards may be subject to partial forfeiture if the Company's book value declines more than pre-determined amounts prior to vesting.

 2018 Compensation

Cash compensation for our non-employee directors will remain the same in 2018 as it was in 2017. For each quarter of 2018, the cash value of each quarter's equity award is set at $11,250. The Board also approved a form of deferred equity compensation program for its non-employee directors. Beginning with the second quarter of 2018, non-employee directors may receive quarterly grants of fully-vested deferred stock units under the 2012 Plan that are settled upon the date elected by the director in accordance with a Deferred Stock Unit Award Agreement between the Company and the director.

PROPOSAL 2: TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018, subject to ratification of this appointment by our stockholders. Action by stockholders is not required by law in the appointment of an independent registered public accounting firm, but this appointment is submitted by the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the appointment is not ratified by the stockholders, the Board of Directors will reconsider its choice of BDO as our independent registered public accounting firm. BDO has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company in any capacity. BDO has served as our independent registered public accounting firm since our formation in August 2010.

The Company anticipates that a representative of BDO will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE SELECTION OF BDO USA, LLP
 AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRE-APPROVAL POLICIES AND PROCEDURES OF OUR AUDIT COMMITTEE

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. All of the fees reflected below were approved by our Audit Committee.

FEE DISCLOSURE

The following table lists the fees for services rendered by BDO, our independent registered public accounting firm for the years ended December 31, 2017 and 2016:

Fee Category	2017	2016
Audit Fees	$514,012	$491,566
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$514,012	$491,566

 Audit Fees

"Audit Fees" relate to fees and expenses billed by BDO for the annual audit, including the audit of our financial statements, review of our quarterly financial statements and for comfort letters and consents related to stock issuances and other corporate transactions. Fees for the years ended December 31, 2017 and 2016 include $89,012 and $66,566, respectively, for the audit related services performed in connection with the filing of registration statements.

 Audit-Related Fees

"Audit-Related Fees" consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not "Audit Fees."

 Tax Fees

"Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

 All Other Fees

"All Other Fees" consist of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of our Board of Directors by providing oversight of our financial management, independent auditor and financial reporting controls and accounting policies and procedures. Our management is responsible for preparing our financial statements and systems of internal control, and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and internal controls over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor.

In this context, the Audit Committee has:

•
the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our financial statements as of and for the year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures included in our financial statements with management and the independent auditor.

•
The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

•
The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor's independence from the Company and our management, including the matters in those written disclosures.

•
The Audit Committee also has discussed with our independent auditors, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting.

The members of the Audit Committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including with respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that (i) the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, (ii) our financial statements are presented in accordance with generally accepted accounting principles or (iii) BDO is, in fact, "independent."

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2017 Annual Report for filing with the Securities and Exchange Commission ("SEC").

By the Audit Committee:
Frank P. Filipps, Chair
W Coleman Bitting
Ava L. Parker

EXECUTIVE OFFICERS

The following sets forth certain information with respect to our named executive officers:

Name	Age	Position
Robert E. Cauley	59	Chief Executive Officer, President and Chairman of the Board
George H. Haas, IV	41	Chief Financial Officer, Chief Investment Officer, Secretary and Director

Biographical information on Mr. Cauley and Mr. Haas is provided above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for the executive officers named in this proxy statement and our executive officers generally.

 Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to a management agreement between our Manager and us. Our executive officers and other key professionals are employees of our Manager, which we refer to as our Manager's employees, and, except as described below, are compensated by Bimini for their services to us. We reimburse our Manager for our allocable share of the compensation of our Chief Financial Officer, including, without limitation, annual base salary, any related withholding taxes and employee benefits based on the percentage of time spent on our affairs. We also make awards under our 2012 Plan from time to time. Our management agreement provides that our Manager will provide us with a management team, including our Chief Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions. Each of our officers are employees of Bimini. The Compensation Committee of Bimini's Board of Directors will determine the levels of base salary and cash incentive compensation that may be earned by our officers, including our Chief Financial Officer, based on factors as Bimini may determine are appropriate. Bimini will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. We expect that Bimini will use proceeds from the management agreement and overhead sharing agreement in part to pay compensation to its officers and employees.

 Compensation Philosophy

We seek superior risk-adjusted returns for our stockholders relative to other returns available to fixed income and equity investors. We are willing to accept lesser returns in order to mitigate the volatility and possible loss of stockholders' equity. Our compensation program seeks to:

•	reward superior performance relative to peer group performance;
•	emphasize consistent performance relative to market-driven interest rates;
•	promote book value preservation;
•	reduce peer-influenced, risk-taking incentives; and
•	evaluate such performance over time frames as long as five years.

 Cash and Other Compensation

Our named executive officers and other personnel who conduct our regular business are employees of our Manager. Accordingly, we do not pay or accrue any salaries to our officers. However, we may elect to pay cash incentive awards to our officers in the future, similar to the awards paid in 2017 described below.

 Equity-Based Compensation

As with our non-employee directors, our Compensation Committee may, from time to time, grant equity awards in the form of options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards to the employees of our Manager pursuant to the 2012 Plan. Certain of the Manager's employees also serve as our officers as described in this proxy statement. We expect these awards to be designed to align the interests of the employees of our Manager with those of our stockholders by allowing the employees of our Manager to share in the creation of value for our stockholders through stock appreciation and dividends. We expect these equity awards generally to be subject to vesting requirements over a number of years, and designed to promote the retention of employees and executives of our Manager and to achieve strong performance for our company. These awards will further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT. To qualify as a REIT for federal income tax purposes, regulations require us to distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. As a result, we believe that our stockholders are principally interested in receiving attractive risk-adjusted dividends and stability in book value. Accordingly, we want to provide an incentive to our directors and the employees of our Manager that rewards success in achieving these goals. We believe that equity-based awards are consistent with our stockholders' interest in book value stability, as these individuals will be incentivized to protect book value for stockholders over time. We believe that this alignment of interests provides an incentive to our Manager's employees to implement strategies that will enhance our long-term performance and promote growth in dividends while preserving book value.

 Performance Awards

The Compensation Committee may also grant performance awards, which may be granted either alone or in addition to other awards. Performance awards may be stock-based awards ("Performance Shares") or cash-based awards ("Performance Units"). The performance criteria that apply to performance awards and the period on which performance is measured (the "Performance Period") shall be determined by the Compensation Committee. Dividend equivalent rights may be granted in conjunction with a performance award. Dividend equivalents will be subject to the same vesting requirements as the performance award and will be accumulated and paid after, and only to the extent that, the performance objectives for the performance award are achieved. At the conclusion of the Performance Period, which may not be shorter than twelve months, the Compensation Committee shall evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment.

 Pension Benefits

We do not provide any of our named executive officers with pension benefits.

 Nonqualified Deferred Compensation

We do not provide any of our named executive officers with any nonqualified deferred compensation plans.

 Potential Payments Upon Termination Of Employment

We do not have any employment agreements with any of our named executive officers and are not obligated to make any payments to them upon termination of employment.

 Potential Post-Employment Payments and Payments on a Change in Control

None of our named executive officers has the right to terminate employment and receive severance payments from us, and we are not required to make payments to an executive officer upon a change of control of the Company. However, all Performance Units granted pursuant to the 2017 Plan (as defined below) vest immediately upon a change of control if the recipient of such Performance Units is still serving as an executive officer of the Company at the time of such change of control. The value of such Performance Units as of December 31, 2017 was approximately $348,172.

 Compensation Policies and Practices as They Relate to Risk Management

We pay our Manager a management fee that is a percentage of our stockholders' equity, as defined in the management agreement. This management fee is not tied to our performance and, as a result, we believe this management fee is not reasonably likely to have a material adverse effect on us. We have designed the incentives related to award grants to employees of our Manager under our 2012 Plan, as such policies and practices relate to or affect risk taking by our Manager on our behalf, in a manner that we believe will not cause our Manager to seek to make higher risk investments. This is largely because potential awards under our 2012 Plan payable to employees of our Manager avoid placing undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher awards. We have designed our award criteria related to our 2012 Plan in an effort to provide the proper incentives to our Manager's employees to maximize our performance in order to serve the best interests of our stockholders. Our Board of Directors monitors our award criteria related to our 2012 Plan to determine whether its risk management objectives are being met with respect to incentivizing our Manager's employees.

 2017 Long-Term Equity Incentive Compensation Plan

During April 2017, we adopted the 2017 Long-Term Equity Incentive Compensation Plan (the "2017 Plan"). The Compensation Committee adopted the 2017 Plan to continue its implementation of our compensation philosophy, several factors of which are described in more detail below.

•
Superior Performance Relative to Peer Group Performance. The Compensation Committee determines a potential performance bonus based on our financial performance compared to the financial performance of the Peer Group (as hereinafter defined).

•
Consistent Performance Relative to Market-Driven Interest Rates. Returns we can earn are, to a certain extent, correlated with the interest rate on the current-coupon Agency RMBS (the "Agency RMBS rate"). The Compensation Committee determines a potential performance bonus based on our financial performance compared with the Agency RMBS rate. Setting such a market-driven benchmark creates incentives to achieve attractive financial performance without exposing us to inappropriate risk taking such as might be encouraged by:

•	low absolute interest rates;
•	a small difference between the Agency RMBS rate and the comparable duration U.S. Treasury obligations; or
•	excess emphasis on peer-relative performance.
•
Book Value Preservation. One of the most significant performance factors for any Agency RMBS REIT is an event of book value impairment, which occurs when market dislocations force asset sales and the realization of significant losses of stockholders' equity. Such events have occurred in the past when interest rates rose sharply, the capital markets faced significant liquidity challenges or when the Federal Reserve changed monetary policy unexpectedly. We seek to minimize the impact of these events, and make this success a significant element of differentiation from our peers. The Compensation Committee determines a potential performance bonus based on our book value performance compared with the book value performance of our Peer Group. Because book value performance is part of the calculation of financial performance for us and our Peer Group, we believe that the addition of a potential performance bonus focused specifically on book value performance is a form of "double-counting" in order to add emphasis to our focus on book value. Additionally, the performance of unvested equity-based compensation awards will be adversely affected by events of book value impairment and positively affected by events of extraordinary book value preservation.

•
Peer-Influenced, Risk-Taking Incentives. One of the easiest ways to increase returns is to take extra risk, whether owning longer duration assets, using more leverage or reducing hedge coverage. In our opinion, one unintended consequence of peer-relative incentive compensation programs is that they encourage peer-relative risk taking. Further, if several of our peers also focus on peer-relative performance, there is a perverse incentive among these companies to continually add risk to improve relative performance. We seek to avoid participating in a "risk-taking arms race" relative to our Peer Group. The Compensation Committee adjusts the relative sizes of the three distinct potential performance bonuses in order to limit the influence of the risk-taking strategies adopted by our Peer Group.

•
Time Frames as long as Five Years. We evaluate our performance over one-, three- and five-year time frames, evaluating our performance compared with benchmarks established at the beginning of each period. In our opinion, a focus on longer-time frames creates a level of continuity in strategy implementation that could be disrupted by focusing on maximizing a sequence of single year returns. The longer time frames are more likely to capture periods when successful risk-avoidance is material to our financial performance, a feature which aligns this choice with our emphasis on risk management and book value preservation. The Compensation Committee will create larger performance bonuses for strong performance generated over the three- and five-year time frames.

All employees of the Manager, and employees of entities affiliated with the Manager were eligible to participate in the 2017 Plan. Members of our Manager's and its affiliates' senior management team also served as the Company's executive officers, including the Company's Chief Executive Officer and Chief Financial Officer. These employees are referred to as "Participants." Being a Participant does not entitle the individual to an award under the 2017 Plan. The Compensation Committee has absolute sole discretion over all aspects of the 2017 Plan, including the ability to reduce the amount of any bonus award or the size of the bonus pool even if the performance objectives and other terms of the 2017 Plan were satisfied.

Participants are eligible to earn awards under the 2017 Plan for performance over the next one year, three year and five year periods. A bonus pool was established under the 2017 Plan for each of the one, three and five year measurement periods. The amount credited to the bonus pool is based on the Company's performance under each of the three performance measures of the 2017 Plan for each of the three measurement periods. The Compensation Committee, in its discretion, determined each Participant's award (i.e., the percentage of the bonus pool paid to each Participant).

The maximum amount that may be credited to the bonus pool for each measurement period equaled the average management fees paid by the Company to the Manager (pursuant to the terms of the management agreement between the Company and the Manager) for such period multiplied by the applicable percentage described in the table below. Under the 2017 Plan, the maximum bonus pool for awards to be issued for performance during (i) the one-year measurement period equaled 20% of the management fees paid for 2017, (ii) the three-year measurement period will equal 35% of the average management fees (calculated on an annual basis) paid for 2017 through 2019 and (iii) for the five-year measurement period will equal 45% of the average management fees (calculated on an annual basis) paid for 2017 through 2021.

As noted above, the amount credited to the bonus pool for each measurement period reflects the Company's performance measured against three criteria (which are described below). The table below illustrates the maximum amount that could be credited to the bonus pool for each measurement period (as a percentage of the average management fees for the applicable period). The table also shows the amount that could be credited to the bonus pool for each measurement period (also as a percentage of the average management fees for the applicable period) for achievement of objectives with respect to each of the performance criteria. For example, the maximum amount that could be credited to the bonus pool for the three-year measurement period based on Agency RMBS rate relative performance (as defined below) is 10.50% of the average management fees paid for 2017 through 2019.

	1-year	3-year	5-year
Peer-relative financial performance	9.00%	15.75%	20.25%
Agency RMBS rate relative performance	6.00%	10.50%	13.50%
Peer-relative book value performance	5.00%	8.75%	11.25%
Total Measurement Period	20.00%	35.00%	45.00%

The Compensation Committee established the following performance measures and the performance thresholds that must be satisfied for awards to be earned under the 2017 Plan.

Peer-Relative Financial Performance. No amount is earned for this performance measure unless the Company's financial performance for the applicable measurement period exceeds the mean of the financial performance of the companies in the Peer Group (defined below) for the applicable measurement period. The financial performance of the Company and those in the Peer Group equals the sum of total dividends paid during the measurement period and the change in book value during the measurement period divided by the book value on the first day of the applicable measurement period. The companies in the "Peer Group" consist of AGNC Investment Corp. (formerly known as American Capital Agency Corp.), Annaly Capital Management Inc., Anworth Mortgage Asset Corporation, ARMOUR Residential REIT, Inc., Capstead Mortgage Corporation, CYS Investments, Inc., Dynex Capital, Inc., MTGE Investment Corp. and Western Asset Mortgage Capital Corporation.

Agency RMBS Rate Relative Performance. The Company's performance under this performance measure equaled the percentage determined by dividing the sum of the change in book value per share during the applicable measurement period and total dividends paid per share during the measurement period by the book value per share on the first day of such measurement period. No amount is earned for this performance measure unless the Company's performance, as calculated in the preceding sentence for the applicable measurement period, exceeds the Agency RMBS rate of 3.129% on January 1, 2017 plus 400 bps, or 7.129%, multiplied by the number of years in the measurement period.

Peer-Relative Book Value Performance. No amount will be earned for this performance measure unless the Company's change in book value for the applicable measurement period (calculated in accordance with the following sentence) exceeds the mean change in book value for the companies in the Peer Group. The change in book value for the Company and those in the Peer Group will be determined by subtracting the book value on the first day of the measurement period from the book value on the last day in the measurement period, with such amount divided by the book value on the first day of the measurement period.

If the Company's results for a performance measure equal or are less than the threshold for a measurement period, no amount will be added to the bonus pool for the measurement period with respect to that measurement criteria. The table below details the amounts by which the Company's performance must exceed the threshold performance measures described above for the maximum bonus award to be added to the bonus pool. Linear interpolation will be used for results falling between the threshold and the result that must be achieved to earn the maximum award.

	1-year	3-year	5-year
Peer-relative financial performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Agency RMBS rate relative performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Peer-relative book value performance	Threshold + 2.0%	Threshold + 4.0%	Threshold + 6.0%

The Committee anticipates that 50% of earned bonuses will be paid in unrestricted shares of the Company's common stock and 50% will be paid in the form of Performance Units, all of which will be issued under the 2012 Plan. The number of unrestricted shares of the Company's common stock and Performance Units to be issued in satisfaction of the earned bonuses will be determined by dividing the amount of such bonus by the average closing price of the Company's common stock on the New York Stock Exchange for the 10 trading days preceding the grant date of the common stock and Performance Units rounded to the nearest whole number. The Performance Units will vest at the rate of 10% per quarter commencing with the first quarter after the one year anniversary of the end of the applicable measurement period, with the Participant receiving one share of the Company's common stock for each Performance Unit that vests. The Participant must continue to be employed by the Company as of the end of each such quarter in order to vest in the number of Performance Units scheduled to vest on that date. In the event of a Change in Control (as defined in the 2012 Plan) or the death or disability of the Participant, all of his or her Performance Units will be vested. When vested, each Performance Unit will be settled by the issuance of one share of the Company's common stock, at which time the Performance Unit shall be cancelled immediately, but in no case later than March 30 of the year after the year in which the Performance Units vest.

The Performance Units will contain dividend equivalent rights which entitle the Participants to receive distributions declared by the Company on common stock. One Performance Unit is equivalent to one share of common stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the Participants to any of the rights of a stockholder of the Company.

The number of outstanding Performance Units will be subject to the following adjustments prior to the date on which such Performance Unit vests:

Book Value Impairment. A "Book Value Impairment" will occur if over any two consecutive quarters the following conditions are satisfied: (i) the Company's book value per share declines by 15% or more during the first of such two quarters and (ii) the Company's book value per share decline from the beginning of such two quarters to the end of such two quarters is at least 10%. If a Book Value Impairment occurs, then the number of Performance Units that are outstanding as of the last day of such two quarter period shall be reduced by 15%.

Extraordinary Book Value Preservation. "Extraordinary Book Value Preservation" will occur in any quarter in which the following conditions are satisfied: (i) the median change in the book value per share of specified peer companies (the "Median Book Value Decline") is a decline of 6% or more and (ii) the Company's book value per share either (a) increases or (b) declines by a percentage that is less than 50% of the Median Book Value Decline. If an event of Extraordinary Book Value Preservation occurs, then the number of Performance Units that are outstanding as of the last day of the quarter in which the Extraordinary Book Value Preservation has occurred will be increased by 5 basis points for every 1 basis point of difference between the Company's book value per share percentage change and the Median Book Value Decline during such quarter.

Outperform All Peer Companies. The Company will "Outperform All Peer Companies" in any quarter in which the following conditions are satisfied: (i) the specified peer companies all experience a decline in book value per share and (ii) the Company's book value per share either (a) increases or (b) declines by an amount that is less than the decline experienced by each peer company. If the Company Outperforms All Peer Companies in any quarter, then the number of Performance Units that are outstanding as of the last day of such quarter shall increase by 10%.

The Compensation Committee anticipates adopting similar plans for future years with modifications to the performance measures and hurdle rates adjusted as the Compensation Committee deems appropriate. Due to the phase in of the 2017 Plan and future plans, the Plan permitted the Committee to make an additional award at the same time that the 2017 one year award is made in its sole discretion for the Company's performance since the Company's initial public offering that was completed on February 20, 2013 (the "IPO"). In addition, the Committee anticipates that it will retain the discretion to make additional awards under future plans for the Company's performance since the IPO due to the phase in of the 2017 Plan and future plans.

The Compensation Committee designated the following REITs (collectively, the "Peer Group") for purposes of the financial performance benchmarks. The Compensation Committee believes investors evaluate us in the context of our performance relative to other mortgage REITs with similar investment strategies. We consider these companies to be the most relevant for purposes of benchmarking our financial performance and our primary competitors for both capital and executive talent.

AGNC Investment Corp. (formerly known as American Capital Agency Corp.) (AGNC)
Annaly Capital Management, Inc. (NLY)*
Anworth Mortgage Asset Corporation (ANH)*
ARMOUR Residential REIT, Inc. (ARR)*
Capstead Mortgage Corporation (CMO)
CYS Investments, Inc. (CYS)
Dynex Capital, Inc.*
MTGE Investment Corp.*
Western Asset Mortgage Capital Corporation (WMC)*

*	Externally managed

 2017 Long-Term Equity-Based Incentive Awards

On April 6, 2018, pursuant to the 2017 Plan, we made equity awards to Mr. Cauley and Mr. Haas for their service to us during 2017. The equity awards were made pursuant to the terms and conditions of the 2017 Plan and the 2012 Plan.

The equity awards made to Mr. Cauley consisted of 11,476 shares of immediately vested common stock and 11,476.5 Performance Units. The 11,476 shares of common stock awarded to Mr. Cauley were awarded under the discretionary component of the 2017 Plan. The 11,476.5 Performance Units awarded to Mr. Cauley were awarded under the discretionary component of the 2017 Plan.

The equity awards made to Mr. Haas consisted of 9,389 shares of immediately vested common stock and 9,389.8 Performance Units. The 9,389 shares of common stock awarded to Mr. Haas were awarded under the discretionary component of the 2017 Plan. The 9,389.8 Performance Units awarded to Mr. Haas were awarded under the discretionary component of the 2017 Plan.

The Performance Units granted to Mr. Cauley and to Mr. Haas contain identical terms and conditions, which are summarized above under "2017 Long-Term Equity Incentive Compensation Plan". For purposes of the equity grants, the common stock was valued at $7.45 per share, which was the closing market price of the common stock on April 5, 2018.

 Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to the named executive officers for 2017 as consideration for services rendered the Company. With respect to equity incentive awards, the dollar amounts indicated in the table under "Stock Awards" are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Summary Compensation Table*

Name	Year	Bonus	Stock Awards(1)	Total
Robert E. Cauley	2017	$-	$170,996	$170,996
President and Chief Executive Officer	2016	125,000	132,000	257,000
2015		165,000	357,500	522,500
George H. Haas, IV	2017	$-	$139,902	$139,902
Chief Financial Officer	2016	112,500	117,500	230,000
2015		135,000	292,500	427,500

*
Columns for "Salary," "Option Awards," "Non-Equity Incentive Plan Compensation," "Changes in Pension Value and Nonqualified Compensation Earnings" and "All Other Compensation" have been omitted because they were not applicable in any of the last three fiscal years.

(1)	Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.

 Supplemental Compensation Table

Based on the application of our compensation principles and our 2017 Plan and 2012 Plan to the Company's 2017 results, consideration of the Company's performance and the individual performance of the named executive officers, and the other relevant factors described in the Compensation Discussion and Analysis, the Compensation Committee approved the 2017 compensation shown in the table below for the named executive officers. The table is not a substitute for, and should be read together with the "Summary Compensation Table," which presents 2017 named executive officer compensation in accordance with SEC disclosure rules and includes additional compensation elements and other important information.

Supplemental Compensation Table*

Name	Bonus	Stock Awards(1)	Performance Unit Awards(2)	Total
Robert E. Cauley	$-	$85,496	$85,500	$170,996
President and Chief Executive Officer
George H. Haas, IV	$-	$69,948	$69,954	$139,902
Chief Financial Officer

*
Columns for "Salary," "Option Awards," "Non-Equity Incentive Plan Compensation," "Changes in Pension Value and Nonqualified Compensation Earnings" and "All Other Compensation" have been omitted because they were not applicable in any of the last three fiscal years.

(1)
Amounts represent the grant date fair value of immediately vested common stock awarded in April 2018 in respect of 2017 service to our Company. Mr. Cauley and Mr. Haas were awarded 11,476 and 9,389 shares of common stock, respectively, with a value of $7.45 per share based on the closing price of the Company's common stock on April 5, 2018. Of these amounts, 3,705 and 2,918, respectively, were surrendered by Messrs. Cauley and Haas to meet federal income tax withholding obligations associated with the awards.

(2)
Amounts represent the grant date fair value of Performance Units awarded in April 2018 in respect of 2017 service to our Company. Mr. Cauley and Mr. Haas were awarded 11,476.5 and 9,389.8 Performance Units, respectively, with a value of $7.45 per Performance Unit based on the closing price of the Company's common stock on April 5, 2018.

 Compensation Paid by our Manager to our Named Executive Officers in 2017

Other than as described above, we did not pay any compensation to our named executive officers during the year ended December 31, 2017. The compensation that we reimbursed to our Manager for our allocable share of the compensation of our Chief Financial Officer is set forth below - see "Certain Relationships and Related Party Transactions – Management Agreement."

Messrs. Cauley and Haas also serve as the executive officers of Bimini, which is a public company that files its Exchange Act reports with the SEC. Our Manager is a wholly-owned subsidiary of Bimini. Bimini's compensation committee sets the compensation of Messrs. Cauley and Haas on an annual basis. See Bimini's proxy statement for its 2018 annual stockholders meeting for a description of Messrs. Cauley's and Haas' compensation paid by Bimini and Bimini's compensation philosophy. The Company does not have any input into how Bimini's compensation committee determines the compensation paid to Messrs. Cauley and Haas. Bimini's compensation of Messrs. Cauley and Haas is tied to various performance metrics of Bimini Capital and its varied operations – principally the management of its own RMBS portfolio and acting as the external manager of the Company via a subsidiary.

For the fiscal year ended December 31, 2017, our Manager has informed us that 19%, or approximately $1.47 million, of the management fee paid by the Company to the Manager would have been allocable to named executive officer compensation based on the percentage of net revenues allocable to the asset management segment of its operations, as reported by the Manager in the notes to its financial statements included in its Form 10-K for the year ended December 31, 2017. Of this compensation, our Manager has informed us that approximately 57% was fixed and 43% was variable or incentive pay. Our Manager and its affiliates do not use a specific formula to calculate the variable or incentive pay portion of our named executive officers' compensation. Additionally, our Manager and its affiliates do not explicitly set future variable or incentive compensation on the basis of the compensation the named executive officers earned in prior years. Generally, in determining each executive's variable or incentive pay, our Manager has informed us that its Compensation Committee takes into account factors such as the individual's position, his or her contribution to the Manager, market practices, and the recommendations of our compensation committee. We did not, nor did our Manager or its affiliates, retain a compensation consultant in connection with the compensation of our named executive officers in 2017.

  Grants of Plan Based Awards*

Name	Grant Date		Approval Date	Estimated Future Payouts of Shares or Units of Stock Under Equity Incentive Plan Awards (#)	All Other Stock Awards: Number of Shares or Units of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Robert E. Cauley	April 10, 2018	(1)	April 6, 2018	11,476	—	$ 85,496
	April 10, 2018	(2)	April 6, 2018	—	11,476	85,496
George H. Haas, IV	April 10, 2018	(1)	April 6, 2018	9,389	—	69,948
	April 10, 2018	(2)	April 6, 2018	—	9,389	69,948

*
Columns for "Estimated future payouts under Non-Equity Incentive Plan Awards," "All Other Option Awards" and "Exercise or Base Price of Option Awards" have been omitted because they were not applicable.

(1)
In April 2018, Performance Units were issued under the 2012 Plan in respect to 2017 service to our Company. The Performance Units are earned at the rate of 10% per quarter commencing with the quarter ending March 31, 2019 and concluding with the quarter ending June 30, 2021. The Grantee must continue to serve as our executive officer as of the end of each such quarter in order to receive the number of Performance Units that may be earned on that date. In the event of a Change In Control (as defined in the 2012 Plan) or the death or disability of a Grantee, all of his Performance Units will be earned. When earned, each Performance Unit will be settled by the issuance of one share of our common stock, at which time the Performance Unit will be cancelled. The Performance Units contain dividend equivalent rights which entitle the participants to receive distributions declared by us on our common stock. One Performance Unit is equivalent to one share of our common stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the participants to any of the rights of our stockholders. The number of outstanding Performance Units is subject to adjustments regarding (a) book value impairment, (b) extraordinary book value preservation, and (c) and performance relative to our Peer Group.

(2)	In April 2018, immediately vested common stock was awarded in respect of 2017 service to our Company.
(3)
The officers each opted to receive a lower number of shares so that each would satisfy his tax withholding obligations in connection with the stock. The net total shares issued were 14,242 after withholding 6,623 shares.

(4)	Amount represents the aggregate grant date fair value based on the closing market price of our common stock on April 5, 2018.

 Outstanding Equity Awards at Fiscal Year-End

The following table reflects our outstanding equity awards as of December 31, 2017:

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)
Robert E. Cauley	20,362.32	$ 188,962
George H. Haas, IV	17,156.18	159,209

*	Columns for related to option awards have been omitted because they were not applicable.
(1)
Amounts represent the number of unvested Performance Units granted on January 21, 2015, March 18, 2016 and March 15, 2017 and their related December 31, 2017 market value assuming related "threshold" performance levels as set forth in each award achieved.

 2018 Long-Term Equity Incentive Compensation Plan

During April 2018, the Compensation Committee and the Board adopted the 2018 Long-Term Equity Incentive Compensation Plan (the "2018 Plan"), which maintained the same structure as the 2017 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee:
W Coleman Bitting, Chair
Frank P. Filipps
Ava L. Parker

EQUITY COMPENSATION PLAN

In October 2012, our Board of Directors adopted and Bimini, then our sole stockholder, approved, our 2012 Plan. The 2012 Plan provides for the award of stock options, stock appreciation rights, stock awards, performance units, other equity-based awards (and dividend equivalents with respect to awards of performance units and other equity-based awards) and incentive awards. The 2012 Plan is administered by the Compensation Committee of our Board of Directors except that our Board of Directors will administer awards made to directors who are not employees of us or our affiliates. The 2012 Plan provides for awards of up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the awards, subject to a maximum aggregate 4,000,000 shares of our common stock that may be issued under the 2012 Plan.

The following table provides information as of December 31, 2017 regarding the number of shares of common stock that may be issued under the 2012 Plan.

Plan Category	Total number of securities to be issued upon exercise of outstanding options, warrants and rights (Column a)	Weighted-average exercise price of outstanding options, warrants and rights (Column b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	41,693	—	3,805,876
Equity compensation plans not approved by security holders	—	—	—
Total	41,693	—	3,805,876

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of April 10, 2018 relating to the beneficial ownership of our common stock by (i) all persons that we know beneficially own more than 5% of our outstanding common stock, (ii) each of our named executive officers and directors, and (iii) all of our executive officers and directors as a group. In accordance with SEC rules, beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days after April 10, 2018).

Knowledge of the beneficial ownership of our common stock is drawn solely from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 3305 Flamingo Drive, Vero Beach, Florida 32963.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	3,939,522	7.4%
Invesco Ltd. (2).	2,361,730	4.4%
Robert E. Cauley(3)	59,325	*
George H. Haas, IV	56,146	*
Paula Morabito	5,776	*
W Coleman Bitting	20,894	*
Frank P. Fillips	27,299	*
Ava L. Parker	8,108	*
All Directors and Executive Officers as a Group	177,548	*

*	Represents less than 1% of the outstanding common stock.
(1)
Information based on a Schedule 13G filed with the SEC on January 29, 2018 by BlackRock, Inc. ("BlackRock"), 55 East 52nd Street, New York, NY 10055. BlackRock has (a) sole voting power over 3,893,565 shares; (b) shared voting power over zero shares; (c) dispositive power over 3,939,522 shares; and (d) shared dispositive power over zero shares. BlackRock beneficially owns 3,939,522 shares. This total includes shares on behalf of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC.

(2)
Information based on a Schedule 13G filed with the SEC on February 14, 2018 by Invesco Ltd. ("Invesco"), 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. Invesco has (a) sole voting power over 2,361,730 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 2,361,730 shares; and (d) shared dispositive power over zero shares. Invesco beneficially owns 2,361,730 shares.

(3)	Includes 250 shares of common stock owned by Mr. Cauley's son. Mr. Cauley disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports of initial ownership and changes in ownership of our securities with the SEC. To our knowledge, based solely on a review of copies of such reports filed with the SEC and written representations that no other reports were required, we believe that all such filing requirements were timely met, except for shares of common stock Mr. Cauley acquired pursuant to monthly dividend reinvestments in his individual retirement account, which were inadvertently reported late on his Form 4 filed with the SEC on January 3, 2018.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our officers, directors and employees, if any. We have also adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers may be accessed from the Corporate Governance section of our website at www.orchidislandcapital.com, and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963. We intend to disclose any waivers from, or amendments to, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers required to be disclosed by applicable law or stock exchange listing standards by posting a description of such waiver or amendment on our website at www.orchidislandcapital.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Management Agreement

We are externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. We pay our Manager a monthly management fee, payable in arrears, and began reimbursing our Manager for certain expenses commencing with the calendar quarter beginning July 1, 2014.

Under the current management agreement, we paid our Manager aggregate management fees of approximately $5,855,000 for the year ended December 31, 2017 and approximately $4,188,000 for the year ended December 31, 2016. In addition, during the year ended December 31, 2017 we reimbursed our Manager approximately $1,576,000, which represents an allocation of overhead expenses, including approximately $515,000 for the portion of Mr. Haas' salary due to his service to us as our Chief Financial Officer. The initial term of the management agreement was automatically renewed in accordance with the terms of the agreement on February 20, 2018, and will automatically be renewed for one-year terms thereafter unless we terminate the agreement for cause. Upon the expiration of any automatic renewal term, our Manager may elect not to renew the management agreement without cause, and without penalty, on 180-days' prior written notice to us. Should we terminate the management agreement without cause, we will pay to the Manager a termination fee equal to three times the average annual management fee, as defined in the management agreement, before or on the last day of the initial term or automatic renewal term.

 Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

 Related Person Transaction Policies

Our Board of Directors adopted a policy providing that any investment transaction between Bimini, our Manager or any of their affiliates and us requires the prior approval of a majority of our independent directors.

Our Board of Directors also adopted a policy regarding the approval of any "related person transaction," which is any transaction or series of transactions in which we or are to be a participant, the amount involved exceeds $120,000 and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the Audit Committee any related person transaction and all material facts about the transaction. The Audit Committee would then assess and promptly communicate that information to our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In fulfilling its responsibility, the Audit Committee will review the relevant facts of each related person transaction or series of related transactions and either approve, ratify or disapprove such transaction or transactions. The Audit Committee will take into account such factors as it deems necessary or appropriate in deciding whether to approve, ratify or disapprove any related person transaction, including any one or more of the following:

•	the terms of the transaction;
•	the benefits to us of the transaction;
•	the availability of other sources for comparable products or services;
•	the terms available to unrelated third parties or to employees generally; and
•
the impact on a director's independence in the event that such director is a party to the transaction or such director, an immediately family member of such director or an entity in which such director is an executive officer or has a direct or indirect material interest is a party to the transaction.

No director may participate in any consideration or approval of a related person transaction with respect to which such director or any of such director's immediate family members is the related person or has a direct or indirect material interest. Related person transactions will only be approved if they are determined to be in, or not inconsistent with, the best interests of the Company.

On an annual basis, we will solicit information from each of our directors and executive officers to identify related person transactions. If a related person transaction that has not been previously approved or previously ratified is identified, the Audit Committee will promptly consider all of the relevant facts. If the transaction is ongoing, the Audit Committee may ratify or request the rescission, amendment or termination of the related person transaction. If the transaction has been completed, the Audit Committee may seek to rescind the transaction where appropriate and may recommend that our Board of Directors or we take appropriate disciplinary action where warranted. In addition, the Audit Committee will generally review any ongoing related person transactions on an annual basis to determine whether to continue, modify or terminate such related person transactions.

In addition, our Code of Business Conduct and Ethics, which is reviewed and approved by our Board of Directors and provided to all our directors, officers and the persons who provide services to us pursuant to the management agreement, requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual's personal interests and our interests. Pursuant to our Code of Business Conduct and Ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our secretary. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our Chief Executive Officer, Chief Financial Officer, principal accounting officer and certain other persons who may be designated by our Board of Directors, whom we collectively refer to as our financial executives, must consult with our Audit Committee with respect to any proposed actions or arrangements that are not clearly consistent with our Code of Business Conduct and Ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our Code of Business Conduct and Ethics, the executive must obtain a waiver of the relevant provisions of our Code of Business Conduct and Ethics in advance from our Audit Committee.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board or with the non-management directors as a group, by sending a letter to the attention of the appropriate person or persons (which may be marked as confidential) addressed in care of our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963. All communications received by our corporate secretary will be forwarded to the intended recipient(s). Any such communications may be made anonymously.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chair of the Audit Committee and handled in accordance with procedures approved by the Board of Directors with respect to such matters. A copy of such procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is included in our Code of Business Conduct and Ethics, which is published in the Corporate Governance section of our website at www.orchidislandcapital.com.

PROPOSALS OF STOCKHOLDERS

Any stockholder intending to present a proposal at our 2019 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 21, 2018. To be included in the proxy statement for the 2019 annual meeting, the proposal must comply with the requirements as to form and substance established by the SEC and our bylaws, and must be a proper subject for stockholder action under Maryland law.

Pursuant to our current bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders without seeking to have such a nomination or proposal included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. Accordingly, any stockholder who intends to submit such a nomination or proposal at our 2019 annual meeting of stockholders must notify us in writing of such proposal by December 21, 2018, but in no event earlier than November 21, 2018.

Any such nomination or proposal should be sent to Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida, 32963, Attn: Secretary, and, to the extent applicable, must include the information required by our bylaws and otherwise comply with the requirements established by our bylaws.

"HOUSEHOLDING" OF PROXY STATEMENT AND ANNUAL REPORT

The SEC rules allow for the delivery of a single copy of the Notice of Annual Meeting of Stockholders or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as "'householding," will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in "street" name for beneficial owners of our common stock and that distribute proxy materials and the Notice of Annual Meeting of Stockholders they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (212) 509-4000 or in writing at 1 State Street, 30th Floor, New York, New York 10004-1561.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, Attn: Secretary, or contact our Secretary via telephone at (772) 231-1400.

You can also refer to our website at www.orchidislandcapital.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

2017 ANNUAL REPORT

Our 2017 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 2017 Annual Report, however, is not part of the proxy solicitation material. A copy of our 2017 Annual Report as filed with the SEC, which includes our consolidated financial statements for the year ended December 31, 2017, is available on our website at www.orchidislandcapital.com. You may obtain additional copies of our 2017 Annual Report free of charge by directing your request in writing to our corporate secretary at Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

OTHER MATTERS

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the meeting, or any adjournment or postponement thereof, in the discretion of the person or persons voting such proxies unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

ADJOURNMENTS

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. If the Annual Meeting is adjourned or postponed for any reason, all proxies will be voted at the reconvened Annual Meeting in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies that have, at that time, effectively been revoked or withdrawn). The Company does not currently intend to seek an adjournment of the Annual Meeting.

Vero Beach, Florida
April 20, 2018

ORCHID ISLAND CAPITAL

ORCHID ISLAND CAPITAL, INC.
3305 FLAMINGO DRIVE
VERO BEACH, FL 32963

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46288-P07902

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORCHID ISLAND CAPITAL, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

Vote on Directors

1. To elect as a director the following nominees to serve until the 2019 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified:

		For	Withhold
1a.	Robert E. Cauley	☐	☐
1b.	George H. Haas IV	☐	☐
1c.	W. Coleman Bitting	☐	☐
1d.	Frank P. Filipps	☐	☐
1e.	Paula Morabito	☐	☐
1f.	Ava L. Parker	☐	☐

Vote on Proposal

		For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted "FOR" Items 1 and 2.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name appears hereon. When shares are held jointly, both owners must sign. When signing in a representative capacity, please so indicate.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Admission Ticket

ORCHID ISLAND CAPITAL, INC.
2018 Annual Meeting of Stockholders

Tuesday, June 19, 2018
8:00 AM

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E46289-P07902

ORCHID ISLAND CAPITAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 19, 2018

The stockholder(s) hereby appoint(s) Robert E. Cauley and George H. Haas IV, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ORCHID ISLAND CAPITAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Eastern Time on June 19, 2018, at 3305 Flamingo Drive, Vero Beach, Florida 32963, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)